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                                                                 EXHIBIT h(1)(i)

                      AMENDMENT TO ADMINISTRATION AGREEMENT

This is an amendment dated November 2, 2001 to the Administration Agreement ("Agreement") between Pilgrim Emerging Markets Fund, Inc. ("Fund") and ING Pilgrim Group, LLC, which was made the 26th day of July, 2000.

WHEREAS, The Board of Directors has determined that it is in the best interest of the Fund to synchronize the annual renewal of this Agreement with the renewal of the Fund's investment management agreement, which also requires annual renewal by the Fund's Board of Directors, to facilitate the Fund's compliance schedule and administration.

THEREFORE, the parties agree that this Agreement, as amended, shall be dated September 1, 2001.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year set forth above.

                                          PILGRIM EMERGING MARKETS FUND, INC.

                                          /s/ Robert S. Naka
                                          --------------------------------------
                                          By: Robert S. Naka
                                              Senior Vice President

                                          ING PILGRIM GROUP, LLC

                                          /s/ Michael J. Roland
                                          --------------------------------------
                                          By: Michael J. Roland
                                              Senior Vice President